EXHIBIT 10.31

EXECUTION COPY

U.S. $300,000,000

REVOLVING CREDIT AGREEMENT

Dated as of August 1, 2002

Among

AMBAC FINANCIAL GROUP, INC.

and

AMBAC ASSURANCE CORPORATION,
as the Borrowers

and

CERTAIN COMMERCIAL LENDING INSTITUTIONS,
as Lenders

and

THE BANK OF NEW YORK,
as the Syndication Agent

and

THE BANK OF NOVA SCOTIA,
as the Arranger and Administrative Agent

i

ii

Exhibits

Exhibit A—Form of Promissory Note

Exhibit B—Form of Notice of Borrowing

Exhibit C—Form of Assignment and Acceptance

Exhibit D—Form of Compliance Certificate

Exhibit E—Form of Opinion of Anne G. Gill, First Vice President, Assistant General Counsel and Secretary of Ambac Financial

Exhibit F—Form of Opinion of Kevin J. Doyle, Managing Director and General Counsel of Ambac Assurance

Exhibit G—Form of Opinion of DeWitt, Ross & Stevens, S.C., Wisconsin Special Counsel to Ambac Assurance

Exhibit H—Form of Opinion of Shearman & Sterling, Special New York Counsel to the Borrowers

Schedules

Schedule I—List of Applicable Lending Offices

Schedule 4.01(h) – Contingent Liabilities

Schedule 5.02(a)—Ongoing Debt

iii

REVOLVING CREDIT AGREEMENT

Dated as of August 1, 2002

AMBAC FINANCIAL GROUP, INC., a Delaware corporation (“Ambac Financial”), AMBAC ASSURANCE CORPORATION, a Wisconsin stock insurance corporation (“Ambac Assurance”; and, together with Ambac Financial, the “Borrowers”), the banks, financial institutions and other institutional lenders as are or may become parties hereto (the “Lenders”), THE BANK OF NEW YORK (“BNY”), as syndication agent (the “Syndication Agent”) and THE BANK OF NOVA SCOTIA (“BNS”), as administrative agent (the “Administrative Agent”) for the Lenders, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01    Certain Defined Terms

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABC Securities” means securities issued by a Finance Trust representing an undivided beneficial interest in assets acquired by a Finance Trust from Ambac Assurance with the net proceeds of such issuance.

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at BNS, at One Liberty Plaza, New York, NY, ABA # 026-002-532, Attention: Loan Accounting—Marcial Samuels.

“Advance” means an advance by a Lender to either Borrower pursuant to Article II, and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” means, as the context may require, the Syndication Agent or the Administrative Agent and “Agents” means the Syndication Agent and the Administrative Agent.

“Aleutian” means Aleutian Investments LLC, a Delaware limited liability company.

“Ambac Assurance” has the meaning specified in the preamble.

“Ambac Financial” has the meaning specified in the preamble.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Financial Strength Rating in effect on such date as set forth below under Column A if, on such date and after giving effect to any Borrowing and any repayment of Advances on such date, the aggregate principal amount of Advances made to the Borrowers and outstanding on such date is $150,000,000 or less or under Column B if, on such date and after giving effect to any Borrowing and any repayment of Advances on such date, the aggregate principal amount of Advances made to the Borrower and outstanding on such date is greater than $150,000,000:

Financial Strength Rating S&P/Moody’s	Applicable Margin
	A	B
Aaa/AAA or above	.190%	.240%
Aa1/AA+	.310%	.410%
Aa2/AA	.380%	.480%
Aa3/AA-	.510%	.610%
A+	.910%	1.010%
A	1.010%	1.110%
A- or lower	1.110%	1.210%

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a)    the base rate of BNS, New York Agency, for U.S. dollars loans; and

(b)    the Federal Funds Rate plus 0.5%.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(i).

“BNS” has the meaning specified in the preamble.

“BNY” has the meaning specified in the preamble.

“Borrowing” means a borrowing consisting of Advances of the same Type made to a Borrower on the same day by the Lenders.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” has the meaning specified in Section 2.01.

“Commitment Date” has the meaning specified in Section 2.17.

“Commitment Termination Date” means the earlier of (a) the date which is 364 days after the Effective Date, as such date may be extended pursuant to Section 2.16, and (b) the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.01.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of Ambac Financial, substantially in the form of Exhibit D hereto.

“Confidential Information” means written information that either Borrower furnishes to either Agent or any Lender labeled or marked in a manner clearly deeming such information as confidential, but does not include any such information that is or becomes generally available to the public.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, adebtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation under any Contingent Liability at any time shall (subject to any limitation set forth therein) be deemed to be the outstanding amount at such time (or, except in the case of the Indebtedness or obligation guaranteed thereby being unutilized credit lines for Derivative Transactions, if larger, the maximum amount) of the Indebtedness or obligation guaranteed thereby.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with either Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code or Section 4001 of ERISA.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07 or 2.08.

“Debt” of any Person means, without duplication, all Indebtedness of such Person of any type described in clause (a), (b) or (c) of the definition of “Indebtedness” and all Contingent Liabilities of such Person in respect of any Indebtedness of any other Person of any such type.

“Declining Lender” has the meaning specified in Section 2.16.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Derivative Transactions” means, with respect to any Person, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate options, interest rate futures, foreign currency swap agreements, foreign currency cap agreements, foreign currency collar agreements, foreign currency options, foreign currency futures and all other similar agreements or arrangements and all liabilities of such Person thereunder.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (a) the Federal Reserve Bank of the United States; and (b) an Eligible Transferee; provided, however, that neither Borrower nor an Affiliate of the Borrowers shall qualify as an Eligible Assignee.

“Eligible Transferee” means a commercial bank or other financial institution having the Required Lender Rating.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum at which deposits in U.S. dollars are offered by the principal office of BNS in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to BNS’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(ii).

“Eurodollar Rate Reserve Percentage” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Extending Lender” has the meaning specified in Section 2.16.

“Extension Request” has the meaning specified in Section 2.16.

“Facility Fee Rate” means, as of any date, a percentage per annum determined by reference to the Financial Strength Rating in effect on such date as set forth below:

Financial Strength Rating S&P/Moody’s	Facility Fee Rate
Aaa/AAA or above	.110%
Aa1/AA+	.120%
Aa2/AA	.130%
Aa3/AA-	.140%
A+	.190%
A	.200%
A— or lower	.210%

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Finance Trust” means a trust formed for the purpose of issuing ABC Securities, using the proceeds of such issuance to purchase assets from Ambac Assurance and entering into a Put Agreement with Ambac Assurance.

“Financial Strength Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for the financial strength of Ambac Assurance. For purposes of the foregoing, (a) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Facility Fee Rate shall be based upon the lower rating; (b) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (c) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Financial Strength Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“GAAP” has the meaning specified in Section 1.03.

“Increase Date” has the meaning specified in Section 2.17.

“Increase Request” has the meaning specified in Section 2.17.

“Increasing Lender” has the meaning specified in Section 2.17.

“Increasing Extending Lender” has the meaning specified in Section 2.16

“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person; (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities; (d) net obligations of such Person under all Derivative Transactions (other than Derivative Transactions that are designated by such Person as hedges in accordance with GAAP); (e) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business); (f) all obligations (excluding prepaid interest thereon) of any other Person of any type described in any of clauses (a) through (e) of this definition which is secured by a Lien on property owned by such Person (including obligations arising under conditional sales or other title retention agreements), even though such Person has not assumed or become liable for the payment of such obligations of such other Person; and (g) all Contingent Liabilities of such Person; provided, however, that the following shall not constitute Indebtedness of either Borrower or any Subsidiary of either Borrower: (i) obligations under securities reverse repurchase agreements of either Borrower or any Subsidiary of either Borrower as the buyer of securities to deliver such securities to the seller thereunder, (ii) obligations of an insurance company under insurance policies in the nature of financial guarantees and financial guarantees, in each case from time to time issued in the ordinary course of such insurance company’s business, (iii) obligations of any Subsidiary of Ambac Financial in the business of issuing investment contracts, under Specified Investment Contracts issued by such Subsidiary, (iv) obligations of such Person under any Specified Swaps and Specified Hedges, (v) obligations of Ambac Assurance to pay Put Premiums pursuant to any Put Agreement and (vi) obligations of either Borrower or any Subsidiary of either Borrower under or in respect of any preferred stock issued, or to be issued, by such Borrower or Subsidiary. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

“Interest Period” means, for each Eurodollar Rate Advance, the period commencing on (and including) the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on (but excluding) the final day of the period selected by either Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the final of the next preceding Interest Period and ending on the final day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as such Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrowers may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after the Maturity Date;

(b) whenever the final day of any Interest Period would otherwise occur on a day other than a Business Day, the final day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the final day of such Interest Period to occur in the next succeeding calendar month, the final day of such Interest Period shall occur on the next preceding Business Day;

(c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the final Business Day of such succeeding calendar month; and

(d) neither Borrower shall be permitted to select Interest Periods to be in effect at any one time with respect to Eurodollar Rate Advances made to such Borrower which have expiration dates occurring on more than five different dates.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Juneau” means Juneau Investments LLC, a Delaware limited liability company.

“Lenders” means the Lenders and each Person that shall become a party hereto pursuant to Section 2.16, 2.17 or 8.07.

“Leverage Ratio” means, at any time, the ratio of (a) the aggregate amount of Debt of Ambac Financial and its Subsidiaries (other than Aleutian and Juneau),on a Consolidated basis, at such time to (b) the sum of (i) the stockholders’ equity of Ambac Financial and its Subsidiaries (other than Aleutian and Juneau), on a Consolidated basis (excluding unrealized gains on investments and unrealized losses on investments), computed as of the end of the most recently completed fiscal quarter (or if such time is the final day of any fiscal quarter, as of such day) and (ii) the aggregate amount of Debt of Ambac Financial and its Subsidiaries (other than Aleutian and Juneau), on a Consolidated basis, at such time.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment or performance of an obligation, interest of any vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement or other priority or preferential arrangement of any kind or nature whatsoever; provided, however, that “Lien” shall not include (a) any reserve established in respect of insurance obligations on the books of either Borrower or any of its Subsidiaries provided that such reserve shall not create any preferential claim or priority on any asset of such Person and (b) any reserve established in respect of Specified Swaps on the books of either Borrower or any of its Subsidiaries provided that such reserve shall not create any preferential claim or priority on any asset of such Person.

“Loan Documents” means this Agreement and the Notes.

“Material Adverse Change” means any material adverse change in the business, financial condition or operations of Ambac Financial and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect (a) on the business, financial condition or operations of Ambac Financial and its Subsidiaries, taken as a whole, (b) on the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (c) on the ability of either Borrower to perform its obligations under any Loan Document.

“Material Subsidiary” means, at any date of determination, any Subsidiary of either Borrower that, together with its Subsidiaries, as of the end of the most recent fiscal year, was the owner of (or, in the case of any Subsidiary that is acquired following such fiscal year end, would have been the owner of) at least 10% of the Consolidated assets of such Borrower and its Subsidiaries at the end of such fiscal year, all as set forth on the most recently available Consolidated financial statements of such Borrower for such fiscal year.

“Maturity Date” means the second anniversary of the Commitment Termination Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Note” means a promissory note of either Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender to such Borrower.

“Notice of Borrowing” has the meaning specified in Section 2.02.

“Other Taxes” has the meaning specified in Section 2.13(b).

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a) (3) of ERISA), and to which either Borrower or any corporation, trade or business that is, along with such Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Permitted Liens” means: (a) Liens for taxes, assessments and governmental charges or levies; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its intended purposes.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Put Agreement” means an agreement between Ambac Assurance and a Finance Trust pursuant to which Ambac Assurance has the right, at its option, to compel a Finance Trust to purchase preferred stock issued, or to be issued, by Ambac Assurance.

“Put Premium” means a premium payable by Ambac Assurance under a Put Agreement.

“Register” has the meaning specified in Section 8.07(c).

“Replacement Lenders” has the meaning specified in Section 2.16.

“Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate outstanding principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments.

“Required Lender Rating” means an unsecured short-term senior debt rating of not less than A-1 from Moody’s and P-1 from S&P.

“Responsible Officer” means, with respect to a Borrower, the president, chief financial officer or treasurer of such Borrower.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Specified Hedge” means any derivative transaction, securities repurchase agreement or other similar agreement or arrangement entered into by any Person that, in each case, is entered into as a hedge.

“Specified Investment Contract” means any investment contract entered into by Ambac Assurance or any Subsidiary of Ambac Financial in the ordinary course of Ambac Assurance’s or such Subsidiary’s respective businesses.

“Specified Swap” means any interest rate swap agreement or other similar agreement or arrangement entered into by any Person, as to which interest rate risk is substantially hedged.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Syndication Agent” has the meaning specified in the preamble.

“Taxes” has the meaning specified in Section 2.13(a).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a “welfare plan”, as such term is defined in section 3(1) of ERISA.

SECTION 1.02    Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.01    Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01    The Advances.  (a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to each Borrower from time to time on any Business Day during the period from the Effective Date until the Commitment Termination Date in an aggregate amount, for both Borrowers, not to exceed at any time outstanding the amount set forth opposite such Lender’s name on the signature pages hereof or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.04 or increased pursuant to Section 2.16 or 2.17 (such Lender’s “Commitment”). Each Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, each Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.09 and reborrow under this Section 2.01.

(b) The Administrative Agent shall maintain a written record of each Advance made by a Lender to a Borrower, and of each repayment of principal of, and payment of interest on, such Advance made by such Borrower for the amount of such Lender. Upon the prior written request of any Lender delivered by such Lender to the Administrative Agent and the Borrowers, each of the Borrowers shall execute and deliver to such Lender a Note to the order of such Lender.

SECTION 2.02    Making the Advances.  (a) Each Borrowing shall be made on notice, given not later than 12:00 Noon (New York City time) on the third Business Day next preceding the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or 11:30 A.M. (New York City time) on the Business Day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by either Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing or by telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 10:00 A.M. (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or 1:00 P.M. (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Base Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will, not later than 11:00 A.M. (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or 2:00 P.M. (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Base Rate Advances, make such funds available to such Borrower at the Administrative Agent’s address referred to in Section 8.02.

(b) Anything in subsection (a) above to the contrary notwithstanding, neither Borrower may select Eurodollar Rate Advances for any Borrowing if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07 or 2.11.

(c) In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower that has requested such Advances shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower that has requested such Advance on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03    Fees.  (a) Facility Fee.  The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Lender a facility fee, for each day (i) from the Effective Date, if such Lender shall be a party hereto on the Effective Date, or from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender or from the date it became a Lender pursuant to Section 2.16 or 2.17, if such Lender shall become a party hereto after the Effective Date, until the Commitment Termination Date, at the Facility Fee Rate for such date on the amount of such Lender’s Commitment for such date and (ii) from the Commitment Termination Date, if such Lender shall be a party hereto on the Commitment Termination Date, or from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender, if such Lender shall become a party hereto after the Commitment Termination Date, until the Maturity Date, at the Facility Fee Rate for such date on the aggregate outstanding principal amount of such Lender’s Advances for such date; in each case payable in arrears quarterly on the final day of each March, June, September and December, commencing September, 2002, and on the Commitment Termination Date and the Maturity Date, as the case may be.

(b) Administrative Agent’s Fees.  The Borrowers jointly and severally agree to pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrowers and the Administrative Agent.

SECTION 2.04    Termination or Reduction of the Commitments.  The Borrowers shall have the right, upon at least three Business Days’ notice signed by both Borrowers to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

SECTION 2.05    Repayment.  Each Borrower shall repay on the Maturity Date to the Administrative Agent for the ratable account of the Lenders the aggregate principal amount of any Advances made to such Borrower and outstanding on the Commitment Termination Date.

SECTION 20.6    Interest.  (a) Scheduled Interest.  Each Borrower shall pay interest on the unpaid principal amount of each Advance made to such Borrower owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)    Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable in arrears monthly on the final day of each month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)  Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the final day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)    Default Interest.  Upon the occurrence and during the continuance of a Default under Section 6.01(a) as a consequence of any failure by either Borrower to pay when due hereunder any amount of principal, interest, fee or other amount payable hereunder, such Borrower shall pay interest (before and after judgment) on such amount of principal, interest, fee or other amount that is not paid when due, from the date such Default shall occur until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to the sum of the Base Rate in effect from time to time plus 2% per annum. Any interest payable pursuant to this Section 2.06(b) on any amount of principal of an Advance shall be in lieu of interest which would otherwise be payable on such amount of principal pursuant to Section 2.06(a).

(c)    Additional Interest on Eurodollar Rate Advances.  Each Borrower shall pay to each Lender, so long as and to the extent such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender made to such Borrower, from the date of such Eurodollar Rate Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i)

the Eurodollar Rate for the then existing Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Each Lender shall, as promptly as practicable after an authorized officer of such Lender having direct and ongoing involvement in the decisions made in respect of this Agreement obtains knowledge of such circumstances and the determination of such Lender to request additional interest from such Borrower pursuant to this Section 2.06(c), provide notice to the Administrative Agent and such Borrower of the circumstances entitling such Lender to such additional interest, which notice shall (A) specify the amount of any such additional interest incurred in connection with such Eurodollar Rate Advance made to such Borrower and/or to be incurred in connection with Eurodollar Rate Advances made by such Lender from time to time thereafter to such Borrower and (B) certify that such Lender’s claim for payment of such additional interest is not inconsistent with its treatment of other borrowers that, as a credit matter, are substantially similar to such Borrower and that are subject to comparable provisions in the loan or other credit documentation to which such borrowers are parties; provided, however, that no Lender shall be entitled to additional interest on any Eurodollar Rate Advance pursuant to this Section 2.06(c) for any Interest Period ending more than 120 days prior to the date that notice of such additional interest is first provided by such Lender to such Borrower. A notice delivered by any Lender to either Borrower pursuant to the terms of this Section 2.06(c) shall be conclusive and binding, absent manifest error. A Lender that delivers a notice under this Section 2.06(c) shall promptly notify the Administrative Agent and such Borrower if the circumstances that gave rise to such notice no longer exist.

SECTION 2.07    Interest Rate Determination.  (a) The Administrative Agent shall give prompt notice to each Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a)(i) or (ii) or 2.06(b).

(b) If either Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances to be made to such Borrower in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the final day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(c) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances having the same Interest Period shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

(d) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the final day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.08    Optional Conversion of Advances.  Each Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.11, Convert all Advances of one Type made to such Borrower comprising the same Borrowing into Advances of the other Type; provided, however, that (a) any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the final day of an Interest Period for such Eurodollar Rate Advances and (b) no Conversion of any Advances shall result in more separate Interest Periods with respect to Eurodollar Rate Advances made to such Borrower than permitted under the definition of the term “Interest Period” in Section 1.01. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance.

SECTION 2.09    Optional Prepayments.  Each Borrower may, upon at least three Business Days’ notice, or, in the case of Base Rate Advances, upon same day’s prior notice, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances made to such Borrower comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) no such prepayment of any Eurodollar Rate Advance may be made on any day other than the final day of the Interest Period for such Advance and (ii) all such partial prepayments shall be in an aggregate minimum amount of $500,000 (or, in the case of Eurodollar Rate Advances, $1,000,000) and an integral multiple of $100,000. Each prepayment of any Advances made pursuant to this Section 2.09 shall be without premium or penalty.

SECTION 2.10    Increased Costs.  If, due to either (a) the introduction of or any change after the date hereof in or in the interpretation of any law or regulation or (b) the compliance with any guideline or request promulgated after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in (i) the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from Taxes or Other Taxes or from changes in the basis or rate of taxation of net income or gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is subject to tax as a result of a present or former connection between such Lender and such foreign jurisdiction or state) or (ii) the amount of capital required to be maintained by such Lender or any corporation controlling such Lender based on the existence of its Commitment hereunder, then the Borrowers jointly and severally agree from time to time, within five Business Days after receipt by both Borrowers of a written demand by such Lender (with a copy of such demand to the Administrative Agent), to pay to the Administrative Agent for the account of such Lender additional amounts as shall accrue from and after the date of demand by such Lender to compensate such Lender for such increased cost or such increase of capital; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize such additional amounts and to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost or such increase of capital and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender; and provided, further, that the Borrowers shall be required jointly and severally to pay to such Lender only such additional amounts as shall be required to compensate such Lender for such increased cost or such increase of capital as shall accrue from and after the date of demand by such Lender. In determining such additional amounts, such Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10 shall be conclusive and binding, absent manifest error. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10, will give prompt written notice thereof to the Borrowers, which notice shall show the basis for the calculation of such additional amounts. Notwithstanding anything herein to the contrary, either Borrower shall have the right to unilaterally terminate the Commitment of any Lender demanding additional amounts under this Section 2.10 sixty (60) days after providing to such Lender a notice of termination; provided that such termination shall not result in a reduction in amounts required to be paid pursuant to this Section 2.10. Each of the Borrowers shall, concurrent with such termination, pay or prepay, as the case may be, to such Lender the aggregate amount, if any at such time, of all Advances and other amounts payable by such Borrower to such Lender under this Agreement. Notwithstanding any provision of this Agreement to the contrary, Section 2.13 shall provide the exclusive remedy to the Lenders in respect of Taxes and Other Taxes.

SECTION 2.11    Illegality.  Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change after the date hereof in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts after the date hereof that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that has requested such Advance and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.12    Payments and Computations.  (a) Each Borrower shall make each payment to be made by it hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds and without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Section 2.10, 2.13 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative

Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on the Base Rate and of facility fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding, absent manifest error.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next succeeding calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Administrative Agent shall have received notice from either Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.13    Taxes.  (a) Any and all payments by each Borrower hereunder or under the Notes shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by the United States or by any political subdivision thereof or therein with respect to such payments, and all penalties and interest with respect, thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on or measured by its net income or net profit, and branch profit taxes, franchise taxes, taxes on doing business and taxes measured by or imposed upon its capital or net worth, in each case imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced this Agreement or the Notes) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If either Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable by such Borrower hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrowers jointly and severally agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from the execution, delivery or registration of this Agreement or the Notes (hereinafter referred to as “Other Taxes”); provided, however, that the Borrowers shall have no obligation to pay Other Taxes that may arise as a result of a participation referred to in Section 2.14 or 8.07.

(c) Each of the Borrowers shall indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Taxes with respect to payments by such Borrower hereunder or under the Notes imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability for penalties, interest and expenses arising therefrom or with respect thereto. The Borrowers shall jointly and severally indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Other Taxes imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability for penalties, interest and expenses arising therefrom or with respect thereto. Any indemnification under this Section 2.13(c) shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Each Lender that is not a “United States person” within the meanings specified in Section 7701 of the Code, on or prior to the date of its execution and delivery of this Agreement or on the date of the Assignment and Acceptance pursuant to which it becomes a Lender, as the case may be, and from time to time thereafter as requested in writing by either Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and such Borrower with (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying to such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement or the Notes on account of such Lender being entitled to benefits under an income tax treaty or such payments being effectively connected with such Lender’s conduct of a United States trade or business or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above, (A) a certificate in form and substance satisfactory to the Administrative Agent and such Borrower stating that such Lender is not a “person” described in Section 871(h)(3) or Section 881(c)(3) of the Code (a “Foreign Lender Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue

Service Form W-8BEN (or successor form) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note. In addition, each Lender agrees that from time to time, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to such Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI, or Form W-8BEN and a Foreign Lender Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from United States withholding tax with respect to payments under this Agreement and any Note or it shall immediately notify such Borrower and the Administrative Agent of its inability to deliver any such form or certificate, in which case such Lender shall not be required to deliver any such form or certificate pursuant to this Section 2.13(d) for so long as such payments may be made free from United States withholding tax. Notwithstanding the foregoing, no Lender shall be required to deliver any such form or certificate described in the immediately preceding sentence if a change in treaty, law or regulation has occurred prior to the date on which such delivery would otherwise be required that renders any such form or certificate inapplicable or would prevent the Lender from duly completing and delivering any such form or certificate with respect to it and such Lender so advises such Borrower.

(e) For any period with respect to which a Lender has failed to provide either Borrower with the appropriate form described in Section 2.13(d), such Lender shall not be entitled to indemnification under Section 2.13(a) or (c) with respect to Taxes or Other Taxes imposed by the United States by reason of such failure.

(f) Any Lender claiming additional amounts payable pursuant to this Section 2.13 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize such additional amounts and to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable determination of such Lender, be otherwise disadvantageous to such Lender.

(g) If a Lender changes its Applicable Lending Office (other than pursuant to subsection (f) above or Section 2.11 or 2.12 or otherwise at the request of either Borrower) and the effect of such change, as of the date of such change, would be to cause either Borrower to become obligated to pay any additional amounts under subsection 2.14, such Borrower shall not be obligated to pay such additional amounts.

(h) If either Borrower is required to pay any amounts pursuant to the provisions of this Section 2.13 to or for the account of any Lender or the Administrative Agent, and if thereafter such Lender or the Administrative Agent, as the case may be, shall receive a refund of any Taxes or Other Taxes paid by or on behalf of such Lender or the Administrative Agent, as the case may be, that such Lender or the Administrative Agent, as the case may be, reasonably determines to relate solely to the amounts so paid by such Borrower, such Lender or the Administrative Agent, as the case may be, shall to the extent that it can do so without prejudice to the retention of the amount of such refund, pay to such Borrower within twenty days after the date on which such Lender or the Administrative Agent, as the case may be, actually receives such refund in an amount which such Lender or the Administrative Agent, as the case may be, determines to be the proportion of the refunded amount as will leave it, after such remittance, in no better or worse position than it would have been if the Taxes or Other Taxes had not been imposed and the corresponding additional amounts or indemnification payment not been made. Nothing in this Section 2.13(h) shall be construed as requiring any Lender or the Administrative Agent to conduct its business or to arrange or alter in any respect its tax or financial affairs so that it is entitled to receive such refund. Neither a Lender nor the Administrative Agent shall be obligated to disclose information regarding its tax affairs or computations to either Borrower in connection with this clause (h).

SECTION 2.14    Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.10, 2.13 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of either Borrower in the amount of such participation.

SECTION 2.15    Use of Proceeds.  Each Borrower shall use the proceeds of each Advance for general corporate or company purposes of such Borrower and its Subsidiaries.

SECTION 2.16    Extension of Commitment Termination Date.  (a) Within 30 days prior to the then scheduled Commitment Termination Date (but no later than the twentieth day prior to the then scheduled Commitment Termination Date), the Borrowers may make a written request (an “Extension Request”) to the Administrative Agent who shall forward a copy to each Lender that the Commitment Termination Date be extended to the date that occurs exactly 364 days after the then scheduled Commitment Termination Date. Such Extension Request shall include a certification by a senior officer of each Borrower that no Default or Event of Default has occurred and is continuing and all representations and warranties contained herein are true and correct in all material aspects on and as of the date of the Extension Request (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date shall be required to be true and correct in all material respects only as of such date). Each Lender that agrees to such Extension Request shall so notify the Administrative Agent and the Borrowers in writing on or prior to the date occurring 10 days after the Administrative Agent’s receipt of such Extension Request by indicating such agreement on counterparts of the Extension Request and delivering such counterpart to the Administrative Agent and the Borrowers; provided that any failure to so notify the Administrative Agent and the Borrowers shall be deemed to be a disapproval by such Lender of the Borrowers’ Extension

Request. The Commitment of any Lender which does not so agree shall terminate upon the Commitment Termination Date then in effect. No Lender shall be obligated to grant any extension pursuant to this Section 2.16 and any such extension shall be in the sole discretion of each Lender.

(b)  If less than all of the Lender’s consent to an Extension Request (each Lender that has not so consented being a “Declining Lender”, and each other Lender being an “Extending Lender”), the Borrowers shall have the right to require any Declining Lender to assign in full its rights and obligations under this Agreement (i) to any one or more Extending Lenders designated by the Borrowers that have offered in their returned counterpart of the Extension Request to increase their respective Commitments in an aggregate amount at least equal to the amount of such Declining Lender’s Commitment (each such Extending Lender being an “Increasing Extending Lender”) and (ii) to the extent of any shortfall in the aggregate amount of extended Commitments, to any one or more Eligible Transferees designated by the Borrowers that agree to assume all of such rights and obligations (each such Eligible Transferees being a “Replacement Lender”), provided that (A) such Declining Lender shall have received payment of all amounts owing under its Note and this Agreement on the effective date of such assignment, (B) such assignment shall otherwise have occurred in compliance with Section 8.07 and (C) the effective date of such assignment shall be the date specified by the Borrowers and agreed to by the Replacement Lender or Increasing Extending Lender, as the case may be, which date shall be on or prior to the applicable Commitment Termination Date.

(c)  If (and only if) the sum of (i) the Commitments of the Extending Lenders and the Replacement Lenders plus (ii) the additional Commitments of the Increasing Extending Lenders shall be greater than 50% of the aggregate amount of the Commitments in effect on the then scheduled Commitment Termination Date, then, effective as of the then scheduled Commitment Termination Date, the “Commitment Termination Date” shall be extended to the date occurring 364 days after the Commitment Termination Date then in effect (except that, if such date is not a Business Day, such Commitment Termination Date as so extended shall be the next preceding Business Day) and each Replacement Lender shall thereupon become a “Lender” for all purposes of this Agreement.

SECTION 2.17  Increase of Commitments.  (a) The Borrowers may, at any time but in any event not more than one time during any period of six consecutive calendar months, make a written request (an “Increase Request”) to the Administrative Agent (who shall forward a copy to each Lender) that the Commitments of the Lenders be increased by an aggregate amount, together with the aggregate amount by which the Commitments of the Lenders were previously increased pursuant to this Section 2.17, not to exceed $100,000,000 in excess of the aggregate amount of the Commitments as of the date of this Agreement. Such Increase Request shall include a certification by a senior officer of each Borrower that no Default or Event of Default has occurred and is continuing and all representations and warranties contained herein are true and correct in all material respects on and as of the date of the Increase Request (it being understood and agreed that any representation or warranty which expressly refers by its terms to specified date shall be required to be true and correct in all material respects only as of such date). Any such increase in Commitments shall be effective as of a date (the “Increase Date”) specified in the related Increase Notice that is (i) prior to the Commitment Termination Date and (ii) at least 10 days after the date of such Increase Notice. Each Increase Notice shall specify the date by which Lenders who wish to increase their Commitment must consent to such increase (the “Commitment Date”), which date shall be no later than five Business Days prior to the related Increase Date. Each Lender that is willing to increase its Commitment (each an “Increasing Lender”), shall notify the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment, which amount shall not exceed the respective amount specified in the relevant Increase Notice. No Lender shall be obligated to increase its Commitment pursuant to this Section 2.17 and any such increase shall be in the sole discretion of each Lender. If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested increase, the requested increase shall be allocated among the Lenders willing to participate therein ratably in accordance with the amount by which they offered to increase their respective Commitments on the Commitment Date.

(b) Promptly following each Commitment Date, the Administrative Agent shall notify the Borrowers as to the amount, if any, by which the Lenders are willing to participate in the requested increase. If the aggregate amount by which the Lenders are willing to increase their Commitments on any such Commitment Date is less than the requested amount, then any one or more Eligible Transferees designated by the Borrowers that agree to provide Commitments for the shortfall may become party to this Agreement by executing and delivering, together with the Borrowers, an accession agreement pursuant to which such Eligible Transferee shall become a party to this Agreement and, to the extent provided therein, shall have the rights and obligations of a Lender hereunder.

(c) On each Increase Date, each Eligible Transferee that accepts an offer to participate in a requested Commitment increase in accordance with Section 2.17(b) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender shall be increased as of such Increase Date by the amount set forth in its notice delivered to the Administrative Agent in accordance with Section 2.17(a) (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.17(a)).

ARTICLE II

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01  Conditions Precedent to Effectiveness of Section 2.01.  Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) The Administrative Agent shall have received counterparts of this Agreement executed by the parties hereto.

(b) There shall have occurred no Material Adverse Change since December 31, 2001.

(c) On the Effective Date, the following statements shall be true and the Administrative Agent shall have received, with a copy for each Lender, a certificate signed by a duly authorized officer of each Borrower, dated the Effective Date, stating that:

(i) the representations and warranties made by such Borrower and contained in Section 4.01 are true and correct on and as of the Effective Date (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date shall be required to be correct in all material respects only as of such date), and

(ii) there exists no action, suit, investigation, litigation, proceeding or labor controversy affecting such Borrower pending or, to such Borrower’s knowledge, threatened before any court, governmental agency or arbitrator that (A) could be reasonably likely to have a Material Adverse Effect or (B) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(d) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent and (except for the Notes) in sufficient copies for each Lender:

(i) If requested by any Lender pursuant to Section 2.01(b), a Note for the account of such Lender, duly executed by each Borrower, in the amount of such Lender’s Commitment as in effect on the Effective Date.

(ii) Certified copies of the certificate of incorporation and by-laws of each Borrower as in effect on the Effective Date.

(iii) Certified copies of the resolutions of the Board of Directors of each of the Borrowers approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action, third-party and governmental approvals and consents, if any, with respect to this Agreement and the Notes.

(iv) A certificate of the Secretary or an Assistant Secretary of each of the Borrowers certifying the names and true signatures of the officers of each of the Borrowers, respectively, authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

(v) The financial documents of each of the Borrowers referred to in Section 5.01(f) hereto.

(vi) Evidence of the termination of all the outstanding commitments and payment in full of any outstanding obligation of either Borrower under the Credit Agreement dated as of August 3, 1998, as amended, among the Borrowers, the Lenders named therein, Citibank, N.A. as Documentation Agent, The Bank of New York and Caja Madrid, as Co-Agents, and BNS, as administrative agent.

(vii) An opinion of Anne G. Gill, First Vice President, Assistant General Counsel and Secretary of Ambac Financial, substantially in the form of Exhibit E hereto.

(viii) An opinion of Kevin J. Doyle, Managing Director and General Counsel of Ambac Assurance, substantially in the form of Exhibit F hereto.

(ix) An opinion of DeWitt, Ross & Stevens, S.C., Wisconsin special counsel to Ambac Assurance, substantially in the form of Exhibit G hereto.

(x) An opinion of Shearman & Sterling, counsel for the Borrowers, substantially in the form of Exhibit H hereto.

(xi) An opinion of an external counsel for the Borrowers saying that neither Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, in form and substance satisfactory to the Administrative Agent.

(e) The Administrative Agent shall have received payment of all fees, costs and expenses due and payable by the Borrowers on the Effective Date pursuant to this Agreement.

SECTION 3.02  Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by either Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Borrowing such statements are true):

(a) the representations and warranties contained in Section 4.01 (other than subparagraphs (f) and (g) and the final sentence of subparagraph (e) thereof) are true and correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date shall be required to be true and correct in all material respects only as of such date), and

(b) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01  Representations and Warranties of each Borrower.  Each Borrower represents and warrants as follows:

(a) Each Borrower and its Material Subsidiaries (i) is a limited liability company, corporation or partnership, as the case may be, duly formed or organized and existing and in good standing under the laws of the jurisdiction of its formation or organization, as the case may be, (ii) is duly registered or qualified to do business as a foreign limited liability company, corporation or partnership, as the case may be, in each jurisdiction where the nature of its business requires such registration or qualification and (iii) holds all requisite governmental licenses, permits and other approvals to own and hold under lease its property and to conduct its business substantially as conducted by it, except where the failure to be so qualified or hold such licenses, permits and approvals, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by each Borrower of each Loan Document to which it is party are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Borrower’s certificate of incorporation or by-laws; (ii) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting such Borrower; or (iii) result in, or require the creation or imposition of, any Lien on any of such Borrower’s properties.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by each Borrower of any Loan Document to which such Borrower is a party. Neither Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(d) Each Loan Document to which each Borrower is a party constitutes the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms.

(e) The consolidated balance sheets of Ambac Financial, Ambac Assurance and their Subsidiaries as at December 31, 2001, and the related consolidated statements of operations and cash flows of Ambac Financial, Ambac Assurance and their Subsidiaries for the fiscal year ended on such date and the consolidated balance sheet of Ambac Financial, Ambac Assurance and their Subsidiaries as at March 31, 2002, and the related consolidated statements of operations and cash flows of Ambac Financial, Ambac Assurance and their Subsidiaries for the three months then ended, heretofore furnished to the Administrative Agent, have been prepared in accordance with GAAP consistently applied and fairly present, subject, in the case of such balance sheet as at March 31, 2002, and such statements of operations and cash flows for the three months then ended, to year-end audit adjustments, the consolidated financial condition of Ambac Financial, Ambac Assurance and their Subsidiaries as at the respective dates thereof and the results of their operations for the respective periods then ended. Since December 31, 2001, there has been no Material Adverse Change.

(f) There is no pending or, to the knowledge of each Borrower, threatened litigation, action, proceedings or labor controversy affecting such Borrower or any Material Subsidiary or any of its respective properties, businesses, assets or revenues which may reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of any Loan Document.

(g) Each of the Borrowers and its Material Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP (or statutory accounting principles, as appropriate) shall have been set aside on its books and except where the failure to file said returns or reports or to pay such taxes or charges could not reasonably be expected to have a Material Adverse Effect.

(h) During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing hereunder, except as disclosed in Schedule 4.01(h), no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by either Borrower or any member of the Controlled Group of any material liability, fine or penalty other than a non-defaulted obligation to make a contribution under Section 302 of ERISA. Except as disclosed in Schedule 4.01(h), neither Borrower nor any member of the Controlled Group have any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

(i) After applying the proceeds of each Advance, not more than 25% of the value of the assets of either Borrower are margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

(j) The Debt of the Borrowers under this Agreement and, to the extent applicable, the Notes issued by such Borrower, will rank at least pari passu in priority of payment with all other unsecured and unsubordinated Debt of such Borrower.

ARTICLE V.

COVENANTS OF THE BORROWERS

Section 5.01  Affirmative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Borrower will:

(a) Compliance with Statutes, Etc. Comply, and cause each of its Material Subsidiaries to comply, in all material respects with all applicable laws, statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except where noncompliance therewith could not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

(b) Use of Proceeds. Each Borrower will apply the proceeds of Advances for working capital and general corporate purposes of such Borrower and its Subsidiaries.

(c) Maintenance of Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Material Subsidiary operates; provided, however, that each Borrower and its Material Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Material Subsidiary operates and to the extent consistent with prudent business practice.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its legal existence (except as otherwise permitted by Section 5.02(b)) and its material rights, franchises and licenses; provided, however, that nothing in this Section 5.01(d) shall prevent the withdrawal, lapse or termination by either Borrower or any of its Material Subsidiaries of any right, franchise or license where such withdrawal, lapse or termination could not reasonably be expected to have a Material Adverse Effect.

(e) Keeping of Books; Visitation Rights. (i) Keep, and cause each of its Material Subsidiaries to keep, books of record and account which accurately reflect all of its business affairs and transactions; and (ii) permit, and cause each of its Material Subsidiaries to permit, officers and designated representatives of the Administrative Agent and any Lender to visit and inspect, under guidance of officers of either Borrower or such Material Subsidiary, any of the properties of such Borrower or such Material Subsidiary, and to examine the books of record and account of such Borrower or such Material Subsidiary and discuss the affairs, finances and accounts of such Borrower or such Material Subsidiary with, and be advised as to the same by, its and their officers and its independent public accountants (and each Borrower hereby authorizes such independent public accountant to discuss each Borrower’s financial matters with the Administrative Agent or its representatives), all at such reasonable times and intervals (and, prior to the occurrence of any Default, with reasonable prior notice given to the applicable Borrower) and to such reasonable extent as any Lender may reasonably request.

(f) Reporting Requirements. Furnish to the Administrative Agent:

(i) Quarterly Financial Statements of Ambac Financial. As soon as they are available, but in any event within 60 days after the end of each of the first three quarterly accounting periods in each fiscal year of Ambac Financial, the consolidated balance sheets of Ambac Financial and its consolidated Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period all of which shall be certified by the chief financial officer or treasurer of Ambac Financial, subject to year-end audit adjustments.

(ii) Annual Financial Statements of Ambac Financial. As soon as they are available, but in any event within 120 days after the end of each fiscal year of Ambac Financial, a copy of the annual report for such fiscal year for Ambac Financial and its consolidated Subsidiaries, including therein the consolidated balance sheets of Ambac Financial and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations, stockholders’ equity and of cash flow for such fiscal year, in each case, certified, in the case of the consolidated financial statements, by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent.

(iii) Quarterly Statutory Statements of Ambac Assurance. As soon as they are available, but in any event within 60 days after the end of each of the first three quarterly accounting periods in each fiscal year of Ambac Assurance, the quarterly statement of Ambac Assurance for such quarter, as filed with the Office of Commissioner of Insurance of the State of Wisconsin, certified as to fairness of presentation, generally accepted statutory accounting principles and consistency by the Responsible Officer of Ambac Assurance as at the end of such quarterly period and the related consolidated statements of operations and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period all of which shall be certified by the chief financial officer or treasurer of Ambac Assurance, subject to year-end audit adjustments.

(iv) Annual Statutory Statements of Ambac Assurance. As soon as they are available, but in any event within 120 days after the end of each fiscal year of Ambac Assurance, a copy of the annual statement for such fiscal year for Ambac Assurance as filed with the Office of Commissioner of Insurance of the State of Wisconsin, certified as to fairness of presentation, generally accepted statutory accounting principles and consistency by the Responsible Officer of Ambac Assurance, and

(v) Occurrence of Default. As soon as possible and in any event within ten days after a Responsible Officer of either Borrower shall obtain actual knowledge of the occurrence of a Default continuing on the date of such statement, a statement of the chief financial officer of such Borrower setting forth details of such Default and the action that such Borrower has taken and proposes to take with respect thereto.

(vi) Compliance Certificate. Concurrently with the delivery of the financial information pursuant to clauses (i) and (ii) above, a Compliance Certificate, executed by a Responsible Officer of Ambac Financial, showing compliance with the financial covenants set forth in Section 5.03 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that Ambac Financial has taken or proposes to take with respect thereto).

(vii) Notice of Litigation. As soon as possible and in any event within 5 Business Days after a Responsible Officer of either Borrower obtains knowledge of the filing or commencement of any material litigation, action, proceeding or labor controversy with respect to such Borrower or any of its Material Subsidiaries, notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto.

(viii) ERISA. Immediately upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that either Borrower furnish a bond or other security to the Pension Benefit Guaranty Corporation (or any Person succeeding to any or all of its functions under ERISA) or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by either

Borrower of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto.

(ix) Other Information. Such other financial and other information as any Lender through the Administrative Agent may from time to time reasonably request.

Section 6.02  Negative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder:

(a) Liens. Each Borrower will not, and will not permit any of its Material Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, to secure Debt of such Borrower or such Material Subsidiary except: (i) Liens granted prior to the date hereof securing Debt existing as of the Effective Date which is identified in Schedule 5.02(a) (“Ongoing Debt”); (ii) any Lien on any asset granted to secure payment of Debt incurred or assumed for the purpose of financing the acquisition of such asset, provided that such Lien attaches to such asset no later than the ninetieth day after such acquisition; (iii) any Lien existing on any asset prior to the acquisition thereof by such Borrower or any Material Subsidiary thereof and not created in contemplation of such acquisition; (iv) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted in clause (i), (ii) or (iii), provided that such Debt is not increased and is not secured by any additional assets; (v) Permitted Liens; (vi) any Lien consisting of a pledge of Ambac Assurance of its subrogation rights to secure Debt for borrowed money, in the aggregate amount outstanding not to exceed $50,000,000 at any time; and (vii) other Liens where the aggregate principal amount of Debt secured thereby at any time outstanding does not exceed $50,000,000 in the aggregate.

(b) Mergers, Etc. Each Borrower will not, and will not permit any of its Material Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, except: (i) any such Material Subsidiary (other than Ambac Assurance) may liquidate or dissolve voluntarily into, and may consolidate and merge with and into, either Borrower or any other Material Subsidiary of either Borrower; and (ii) so long as no Default has occurred and is continuing or would occur after giving effect thereto, either Borrower may consolidate or merge with and into any other Person if (A) such Borrower is the surviving entity and such Borrower and its Subsidiaries, as a whole, will continue to have the financial guaranty business as one of its principal businesses; or (B) all of the following are satisfied: (I) such Person and its Subsidiaries, as a whole, shall have the financial guaranty business as one of its principal businesses, (II) such Person shall have assumed all the obligations of such Borrower pursuant to an instrument in form and substance reasonably satisfactory to the Required Lenders and shall have delivered such opinions of counsel with respect thereto as the Administrative Agent may reasonably request, (III) both immediately prior to and after giving effect to such consolidation or merger, the ratings on such Person’s senior unsecured debt and (if such Person is an insurer at such time) claims-paying ability shall be at least as high as the applicable Borrower immediately prior to such consolidation or merger, and (IV) such Person meets each Lender’s internal policies with respect to extensions of credit of the type contemplated hereunder.

(c) Asset Dispositions.  Each Borrower will not, and will not permit any of its Material Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets (including accounts receivable and capital stock of any of its Material Subsidiaries) to any Person (any of the foregoing, an “Asset Disposition”); provided, however, that each Borrower and its Material Subsidiaries may consummate (i) Asset Dispositions in the ordinary course of their business and (ii) any Asset Disposition, to the extent that immediately after giving effect to such Asset Disposition, the aggregate fair market value (determined at the time of the applicable transactions) of all assets subject to Asset Dispositions (other than those described in clause (i)) consummated by the Borrowers and their respective Subsidiaries in such Fiscal Year) and consummated in such Fiscal Year, would not exceed 25% of the stockholders’ equity of Ambac Financial and its Subsidiaries, on a Consolidated basis (excluding unrealized gains on investments and unrealized losses on investments), at the end of the next preceding Fiscal Quarter.

SECTION 5.03  Financial Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, Ambac Financial will:

(a) Leverage Ratio.  Maintain as of the end of each fiscal quarter a Leverage Ratio of not more than 0.3 to 1.00.

(b) Net Worth.  Maintain at all times an excess of Consolidated total assets over Consolidated total liabilities (in each case excluding the assets and liabilities of Aleutian and Juneau) of not less than $1,750,000,000.

ARTICLE VI.

EVENTS OF DEFAULT

SECTION 6.01  Events of Default .  If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Either Borrower shall fail to pay any principal of any Advance made to such Borrower when the same becomes due and payable; or either Borrower shall fail to pay any interest on any Advance made to such Borrower or make any other payment of fees or other amounts payable by such Borrower under this Agreement or any Note within five Business Days after the same becomes due and payable by such Borrower; or

(b) Any representation or warranty made by either Borrower herein shall prove to have been incorrect in any material respect when made; or

(c) Either Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(f)(v), 5.02(b), 5.02(c) or 5.03 on its part to be performed or observed, or either Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to such Borrower by the Administrative Agent or any Lender; or

(d) Either Borrower or any of its Material Subsidiaries shall (i) fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $30,000,000 in the aggregate (but excluding Debt outstanding hereunder) of such Borrower or such Material Subsidiary (as the case may be), when the same becomes due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) Either Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability or unwillingness to pay its debts generally, or shall make a general assignment for the benefit of creditors; or

(f) Any proceeding shall be instituted by or against either Borrower or any of its Material Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Federal, State or foreign law relating to bankruptcy, insolvency, receivership or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or either Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in subsection (e) or in this subsection (f); or

(g) Any judgment or order for the payment of money individually or in the aggregate in excess of $30,000,000 at any one time in effect, shall be rendered against either Borrower or any of its Material Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that the amount of any such judgment or order shall not be considered in determining whether a Default or an Event of Default exists under this Section 6.01(f) if and to the extent that (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(h) Any of the following events shall occur with respect to any Pension Plan: (i) the institution of any steps by either Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, such Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $20,000,000; or (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the case of any Event of Default described in subsection (f) above, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

ARTICLE VII

THE AGENTS

SECTION 7.01  Authorization and Action.  Each Lender hereby appoints BNY as the Syndication Agent and BNS as the Administrative Agent under and for the purposes of each Loan Document. Each Lender authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by either Borrower pursuant to the terms of this Agreement. BNY as Syndication Agent and BNS, as Arranger, shall not be required to take any action under this Agreement (it being understood that the foregoing shall not prevent the Syndication Agent or the Arranger from engaging in any activity referred to in Section 7.03).

SECTION 7.02  Agents’ Reliance, Etc.  No Agent or any of its directors, officers, agents or employees shall not be liable to any Lender for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing: (i) the

Administrative Agent may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) any Agent may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) no Agent makes any warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) no Agent shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrowers or to inspect the property (including the books and records) of the Borrowers; (v) no Agent shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) no Agent shall incur any liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03  Agents and Affiliates.  With respect to its Commitment, the Advances made by it and the Note or Notes issued to it, each Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each Agent in its individual capacity. Each Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrowers, any of their Subsidiaries and any Person who may do business with or own securities of either Borrower or any such Subsidiaries, all as if such Agent was not an Agent and without any duty to account therefor to the Lenders.

SECTION 8.04  Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.05  Indemnification.  The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding) ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement

(collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket fees and expenses (including counsel fees and expenses) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such fees and expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.

SECTION 7.06  Successor.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by either Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) except as provided in Sections 2.16 and 2.17, increase or extend the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Notes or other amounts payable hereunder, (d) except as a consequence of any extension of the Commitment Termination Date as provided in Section 2.16, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, or (f) amend this Section 8.01 or the definition of “Required Lenders”; and providedfurther that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note.

SECTION 8.02  Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed, telecopied or delivered, if to either Borrower, at their address at One State Street Plaza, 19th floor, New York, New York, 10004, Attention: Robert W. Starr; if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto or at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be; and if to the Administrative Agent, at its address at One Liberty Plaza, New York, New York 10006, Attention: Dan Foote; or, as to the Borrowers or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Administrative Agent. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mails or telecopied, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

SECTION 8.03  No Waiver; Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04   Costs and Expenses.  (a) The Borrowers jointly and severally agree to pay on demand all out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The Borrowers further jointly and severally agree to pay on demand all out-of-pocket costs and expenses of the Administrative Agent and the Lenders, if any (limited, in the case of counsel, to the reasonable fees and expenses of one common counsel for the Administrative Agent and the Lenders), in connection with the enforcement of this Agreement, the Notes and the other documents to be delivered hereunder.

(b) The Borrowers jointly and severally agree to indemnify and hold harmless the Agents and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of the Notes, this Agreement or the actual or proposed use of the proceeds of the Advances except with respect to any Indemnified Party to the extent such claim, damage, loss, liability or expense results from such Indemnified Party’s gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by either Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.07(c), 2.09 or 2.11, prepayment, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, such Borrower shall, upon written demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of each Borrower hereunder, the agreements and obligations of each Borrower contained in Sections 2.10, 2.13 and 8.04 shall survive the payment in full of principal and interest payable hereunder and under the Notes.

SECTION 8.05  Right of Set-off.  Upon the occurrence and during the continuance of any Default under Section 6.01(f) or any Event of Default and the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of either Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note. Each Lender agrees promptly to notify such Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 8.05 are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

SECTION 8.06  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrowers and the Agents and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Agents and each Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 8.07  Assignments and Participations. (a) Each Lender may, if approved by the Borrowers and the Administrative Agent (which approvals may not be unreasonably withheld or delayed and which approvals of the Borrowers shall not be required if an Event of Default has occurred and is continuing), and, if demanded by the Borrowers in the event that at any time any Lender shall cease to have the Required Lender Rating, upon at least 5 Business Days’ notice to such Lender and the Administrative Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)  By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of either Borrower or the performance or observance by either Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)  The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to each Borrower. Within five Business Days after its receipt of such notice, each Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(e)  Each Lender may sell participations to one or more banks or other entities (other than the Borrowers or any of their Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by either Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f)  Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to either Borrower furnished to such Lender by or on behalf of such Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to such Borrower received by it from such Lender.

(g)  Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 8.08  Confidentiality.  Neither the Agents nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrowers, other than (a) to the Agents’ or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 8.07(f), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

Section 8.09  Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 8.10  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.11  Waiver of Jury Trial.  Each of the Borrowers, the Agents and the Lenders hereby knowingly, voluntarily and irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or any course of conduct, course of dealing or statements (whether oral or written) or actions of the Agents or any Lender in the negotiation, administration, performance or enforcement thereof. Each Borrower acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Agents and each Lender to enter into the Loan Documents.

Section 8.12  Jurisdiction, Etc.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any

New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

Section 8.13  Nature of Obligations.  The obligations of the Borrowers under the Loan Documents are several obligations, and are not joint and several obligations, of the respective Borrowers unless otherwise expressly provided herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AMBAC FINANCIAL GROUP, INC.

By
Title:

AMBAC ASSURANCE CORPORATION

By
Title:

THE BANK OF NOVA SCOTIA, as Administrative Agent

By
Title:

THE BANK OF NEW YORK, as Syndication Agent

By
Title:

Lenders
Commitment

$75,000,000	THE BANK OF NOVA SCOTIA

By
Title:

By
Title:

Commitment

$65,000,000	THE BANK OF NEW YORK

By
Title:

Commitment

$45,000,000	WESTDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH

By
Title:

By
Title:

Commitment

$25,000,000	BANK OF AMERICA, N.A.

By
Title:

Commitment

$45,000,000	CAJA MADRID

By
Title:

By
Title:

Commitment

$45,000,000	BARCLAYS BANK PLC

By
Title:

$300,000,000 Total of the Commitments

SCHEDULE I
AMBAC FINANCIAL GROUP, INC./
AMBAC ASSURANCE CORPORATION
REVOLVING CREDIT AGREEMENT
APPLICABLE LENDING OFFICES

Name of Lender	Domestic Lending Office	Eurodollar Lending Office
The Bank of Nova Scotia	One Liberty Plaza, New York, NY 10006 Att: Tony Creanza	One Liberty Plaza, New York, NY 10006 Att: Tony Creanza

Barclays Bank PLC	222 Broadway, New York, NY 10038 Att: Alison McGuigan	222 Broadway, New York, NY 10038 Att: Alison McGuigan

Westdeutsche Landesbank Girozentrale, New York Branch	1211 Avenue of the Americas, New York, NY 10036 Att: Lillian Lum, Executive Director	1211 Avenue of the Americas, New York, NY 10036 Att: Lillian Lum, Executive Director

Bank of America, N.A.	901 Main Street, 66th Floor, Dallas, TX 75202 Att: Joan D’Amico, Managing Director	901 Main Street, 66th Floor, Dallas, TX 75202 Att: Joan D’Amico, Managing Director

CAJA MADRID	Paseo de La Castellana 189, Torre Caja Madrid, 4th Floor, Madrid, Spain 28046 Att: Margarita Talavera	Paseo de La Castellana 189, Torre Caja Madrid, 4th Floor, Madrid, Spain 28046 Att: Margarita Talavera

The Bank of New York	One Wall Street – 17th Floor, New York, NY 10286 Att: David Trick, Vice President	One Wall Street – 17th Floor, New York, NY 10286 Att: David Trick, Vice President

SCHEDULE 4.01(H)
AMBAC FINANCIAL GROUP, INC./
AMBAC ASSURANCE CORPORATION
REVOLVING CREDIT AGREEMENT
CONTINGENT LIABILITIES

•	Post-retirement health and life inshurance benefits provided under Ambac Financial Health and Welfare Plan.

SCHEDULE 5.02(A)
AMBAC FINANCIAL GROUP, INC./
AMBAC ASSURANCE CORPORATION
REVOLVING CREDIT AGREEMENT
ONGOING SECURED DEBT

None.

EXHIBIT A—FORM OF
PROMISSORY NOTE

U.S.$	Dated: , 2002

FOR VALUE RECEIVED, the undersigned, [AMBAC FINANCIAL GROUP, INC./AMBAC ASSURANCE CORPORATION] (the “Borrower”), HEREBY PROMISES TO PAY on the Maturity Date (as defined in the Credit Agreement referred to below) to the order of                                                           (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of August 1, 2002, among the Borrower, the Lender and certain other lenders parties thereto, The Bank of New York, as Syndication Agent, and The Bank of Nova Scotia, as Administrative Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Commitment Termination Date.

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to The Bank of Nova Scotia, as Administrative Agent, at One Liberty Plaza, New York, New York 10006, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

[AMBAC FINANCIAL GROUP INC./ AMBAC ASSURANCE CORPORATION]

By
Title:

A-1

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

A-2

EXHIBIT B—FORM OF
NOTICE OF BORROWING

The Bank of Nova Scotia, as Administrative Agent
for the Lenders parties
to the Credit Agreement
referred to below

[Date]
Attention:

Ladies and Gentlemen:

The undersigned, [Ambac Financial Group, Inc./Ambac Assurance Corporation], refers to the Credit Agreement, dated as of August 1, 2002 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, [Ambac Financial Group, Inc./Ambac Assurance Corporation], certain Lenders parties thereto, The Bank of New York, as Syndication Agent, and The Bank of Nova Scotia, as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)	The Business Day of the Proposed Borrowing is , 200 .

(ii)	The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii)	The aggregate amount of the Proposed Borrowing is $ .

[(iv)	The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is month[s].]

B-1

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)    the representations and warranties contained in Section 4.01 (other than subparagraphs (f) and (g) and the final sentence of subparagraph (e) thereof) of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B)    no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,
[AMBAC FINANCIAL GROUP INC./ AMBAC ASSURANCE CORPORATION]

By
Title:

B-2

EXHIBIT C—FORM OF
ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of August 1, 2002 (as amended or modified from time to time, the “Credit Agreement”) among Ambac Financial Group, Inc. and Ambac Assurance Corporation (the “Borrowers”), the Lenders (as defined in the Credit Agreement), The Bank of New York, as Syndication Agent, and The Bank of Nova Scotia, as administrative agent for the Lenders (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

2. The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of either Borrower or the performance or observance by either Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (d) attaches the Note held by the Assignor and requests that the Administrative Agent exchange such Note for a new Note payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

3. The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) confirms that it is an Eligible Assignee;

(d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (f) attaches any U.S. Internal Revenue Service forms required under Section 2.13 of the Credit Agreement.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1
to
Assignment and Acceptance

Percentage interest assigned:		%

Assignee’s Commitment:	$

Aggregate outstanding principal amount of Advances assigned:	$

Principal amount of Note payable to Assignee:	$

Principal amount of Note payable to Assignor:	$

Effective Date*:		,

[NAME OF ASSIGNOR], as Assignor

By

Title:

Dated: ,

[NAME OF ASSIGNEE], as Assignee

By

Title:

Domestic Lending Office:
[Address]

Eurodollar Lending Office:
[Address]

*	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

Accepted [and Approved] this

                         day of                                                  ,

                                                                     , as Administrative Agent

By
Title:

Approved this                          day
of                                                  ,

AMBAC FINANCIAL GROUP, INC.

By
Title:

AMBAC ASSURANCE CORPORATION

By
Title:

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

AMBAC FINANCIAL GROUP, INC.
AMBAC ASSURANCE CORPORATION

This certificate is delivered pursuant to clause (vi) of Section 5.01(f) of the Credit Agreement dated as of August 1, 2002 (together with all amendments and other modifications, if any, from time to time made thereto, the “Credit Agreement”), among AMBAC FINANCIAL GROUP, INC (“Ambac Financial”), AMBAC ASSURANCE CORPORATION (“Ambac Assurance”; together with Ambac Financial, the “Borrowers”), the various commercial lending institutions as are or may become parties (hereto collectively, the “Lenders”), THE BANK OF NEW YORK (“BNY”), as Syndication Agent and THE BANK OF NOVA SCOTIA, (“BNS”), as Administrative Agent (BNS and BNY, in such capacity individually referred to as an “Agent” and collectively referred to as the “Agents”). Unless otherwise defined herein, terms used herein and in the Attachment 1 hereto have the meanings provided therefor in the Credit Agreement.

This Compliance Certificate relates to the         Fiscal Quarter, commencing on             ,                 and ending on             ,                 (such latter date being the “Computation Date”). Ambac Financial hereby further certifies, represents and warrants that as of the Computation Date:

(1) No Default has occurred and is continuing;

(2) The Leverage Ratio on the Computation Date was         to 1.00, as computed on Attachment 1 hereto. The maximum Leverage Ratio permitted pursuant to Section 5.03(a) of the Credit Agreement on the Computation Date is .30 to 1.00, and accordingly, Section 5.03(a) of the Credit Agreement has [not] been complied with; and

(3) The excess of Consolidated total assets over Consolidated total liabilities (in each case excluding the assets and liabilities of Aleutian and Juneau) is $                . The minimum amount by which Consolidated total assets must exceed Consolidated total liabilities pursuant to Section 5.03(b) of the Credit Agreement is $1,750,000,000, and accordingly, Section 5.03(b) of the Credit Agreement has [not] been complied with.

IN WITNESS WHEREOF, the undersigned has caused this Compliance Certificate to be delivered by its Responsible Officer this         day of             ,                 .

AMBAC FINANCIAL GROUP, INC

By:
Title:

D-1

Attachment 1
(to     /     /
Compliance Certificate)

LEVERAGE RATIO
As of             ,
(the “Computation Date”)

(A)	Total Debt of Ambac Financial and its Subsidiaries (other than Aleutian and Juneau) on a Consolidated basis as of the Computation Date

	(1) Borrowed money and all obligations evidenced by bonds, debentures, notes or other similar instruments.	$	_________

(2)      All obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of Ambac Financial or its Subsidiaries (other than Aleutian and Juneau) on a consolidated basis.
		$	_________

	(3) All obligations as lessees under leases which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities.	$	_________

	(4) All Contingent Liabilities in respect of any of Items A(1), A(2) and A(3).	$	_________

	(5) The sum of Items A(1), A(2), A(3) and A(4).	$	_________

(B)
Stockholders’ Equity: Stockholders’ equity of Ambac Financial and its Subsidiaries (other than Aleutian and Juneau), on a Consolidated basis (excluding unrealized gains on investments and unrealized losses on investments).
		$	_________

(C)	Leverage Ratio:

	The ratio of Item A(5) to the sum of Item A(5) and Item B		_____ to 1.00

D-2

EXHIBIT E

[Form of Opinion of Anne G. Gill, First Vice President, Secretary and
Assistant General Counsel to Ambac Financial Group, Inc.]

            , 2002

The Bank of Nova Scotia
individually and as the
Administrative Agent
(as defined below)
One Liberty Plaza
New	York, New York 10006

Re:    Ambac Financial Group, Inc.
$300 Million Credit Agreement

Ladies and Gentlemen:

This opinion is delivered to you pursuant to Section 3.01(d)(vii) of the Credit Agreement dated as of August 1, 2002 (the “Credit Agreement”), among Ambac Financial Group, Inc., a Delaware corporation (“Ambac Financial”), Ambac Assurance Corporation, a Wisconsin stock insurance corporation, each of you as Lenders, The Bank of New York, as Syndication Agent and The Bank of Nova Scotia, as Administrative Agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

I am First Vice President, Assistant General Counsel and Secretary of Ambac Financial and have acted as counsel to Ambac Financial in connection with the preparation, execution and delivery of the Credit Agreement. In that connection, I have examined:

1)	the Credit Agreement;

2)	the Notes dated the date hereof, executed by Ambac Financial and payable to each of you as Lenders (the “Ambac Financial Notes”);

3)	the Amended and Restated Certificate of Incorporation of Ambac Financial and all amendments thereto (the “Charter”); and

4)	the By-laws of Ambac Financial and all amendments thereto (the “By-laws”).

I also have examined and am familiar with the originals, or copies certified or otherwise identified to my satisfaction, of such documents and corporate records of Ambac Financial, certificates of public officials and officers of Ambac Financial and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied, to the extent I deemed appropriate, upon certificates of Ambac Financial or its officers, or of public officials. In addition, I have also assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with originals of all documents submitted to me as copies thereof. I have also assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by each of the Lenders and the Administrative Agent.

I am qualified to practice law in the State of New York. I do not purport to express any opinion herein as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

Based upon the foregoing and upon such investigation, as I have deemed necessary, I am of the following opinion:

(1)    Ambac Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Ambac Financial is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified, singly or in the aggregate, would not have a Material Adverse Effect.

(2)    The execution, delivery and performance by Ambac Financial of the Credit Agreement and the Ambac Financial Notes are within Ambac Financial’s corporate powers, and have been duly authorized by all necessary corporate action on the part of Ambac Financial.

(3)    There is no pending or, to my knowledge, threatened action, suit, investigation, litigation, proceeding or labor controversy affecting Ambac Financial before any court, governmental agency or arbitrator which (A) purports to affect the legality, validity or enforceability of the Credit Agreement or any of the Ambac Financial Notes or the consummation of the transactions contemplated thereby or (B) which could be reasonably likely to have a Material Adverse Effect.

(4)    The execution, delivery and performance by Ambac Financial of the Credit Agreement and the Ambac Financial Notes do not (i) violate or contravene its Charter or By-laws, or any contractual restriction or law applicable to Ambac Financial or any rule or regulation applicable to Ambac Financial or (ii) result in, or require the creation or imposition of, any Lien on any of Ambac Financial’s properties.

(5)    The execution, delivery and performance by Ambac Financial of the Credit Agreement and the Ambac Financial Notes do not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under (i) any indenture, loan agreement, lease, guarantee, mortgage or other agreement or instrument, or (ii) any order, writ, judgment, award, injunction or decree known to me to which Ambac

Financial is a party or by which it is bound or to which any of its properties or assets are subject, except for such conflicts, breaches or defaults, which individually or in the aggregate, would not have any Material Adverse Effect and would not have a material adverse effect on the legality, validity, binding effect or enforceability of the Credit Agreement or the Ambac Financial Notes.

(6) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Ambac Financial of the Credit Agreement or any Ambac Financial Note.

(7) The Credit Agreement and the Ambac Financial Notes have been duly executed and delivered on behalf of Ambac Financial.

A copy of this opinion letter may be delivered by each of you to any Eligible Assignee in connection with and at the time of any assignment and delegation by either of you as a Lender to such Eligible Assignee of a portion of your Loans and Commitment in accordance with the provisions of the Credit Agreement, and such Eligible Assignee may rely on the opinions expressed above with respect to the Credit Agreement as if this opinion letter were addressed and delivered to such Eligible Assignee on the date hereof.

This opinion letter speaks only as of the date hereof. I do not assume, and I expressly disclaim, any responsibility to advise any of you or any other Person who is permitted to rely on any opinion expressed herein as specified in the next preceding paragraph of any or change of law or fact that may occur after the date of this opinion letter even though such change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter.

This opinion is given pursuant to the Credit Agreement and in connection with the Loan Documents and is not to be relied upon for any other purpose.

Very truly yours,

Anne G. Gill

EXHIBIT F

[Form of Opinion of Kevin J. Doyle, Managing Director and
General Counsel of Ambac Assurance Corporation]

, 2002

The Bank of Nova Scotia
individually and as the
Administrative Agent
(as defined below)
One Liberty Plaza
New	York, New York 10006

Re:    Ambac Assurance Corporation
  $300 Million Credit Agreement

Ladies and Gentlemen:

This opinion is delivered to you pursuant to Section 3.01(d)(viii) of the Credit Agreement dated as of August 1, 2002 (the “Credit Agreement”), among Ambac Financial Group, Inc., a Delaware corporation, Ambac Assurance Corporation, a Wisconsin stock insurance corporation (“Ambac Assurance”), each of you as Lenders, The Bank of New York, as Syndication Agent and The Bank of Nova Scotia, as Administrative Agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

I am a Managing Director and General Counsel of Ambac Assurance and have acted as counsel to Ambac Assurance in connection with the preparation, execution and delivery of the Credit Agreement. In that connection, I have examined:

1.	the Credit Agreement;

2.	the Notes dated the date hereof, executed by Ambac Assurance and payable to each of you as Lenders (the “Ambac Assurance Notes”);

3.	the Restated Articles of Incorporation of Ambac Assurance and all amendments thereto (the “Charter”); and

4.	the restated by-laws of Ambac Assurance and all amendments thereto (the “By-laws”).

I have also examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents and corporate records of Ambac Assurance, certificates of public officials and officers of Ambac Assurance and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied, to the extent I deemed appropriate, upon certificates of Ambac Assurance or its officers, or of public officials. In addition, I have also assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with originals of all documents submitted to me as copies thereof. I have also assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by each of the Lenders and the Administrative Agent.

I am qualified to practice law in the State of New York. I do not purport to express any opinion herein as to the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States of America.

Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:

(1)    Ambac Assurance is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified, singly or in the aggregate, would not have a Material Adverse Effect.

(2)    There is no pending or, to my knowledge, threatened action, suit, investigation, litigation, proceeding or labor controversy affecting Ambac Assurance before any court, governmental agency or arbitrator which (A) purports to affect the legality, validity or enforceability of the Credit Agreement or any of the Ambac Assurance Notes or the consummation of the transactions contemplated thereby or (B) which could be reasonably likely to have a Material Adverse Effect.

(3)    All the outstanding shares of capital stock of Ambac Assurance are fully paid and non-assessable and issued to, and held of record by, Ambac Financial.

(4)    The execution, delivery and performance by Ambac Assurance of the Credit Agreement and the Ambac Assurance Notes do not (i) violate or contravene its Charter or By-laws or any contractual restriction or law applicable to Ambac Assurance or any rule or regulation applicable to Ambac Assurance or (ii) result in, or require the creation or imposition of, any Lien on any of Ambac Assurance’s properties.

(5)    The execution, delivery and performance by Ambac Assurance of the Credit Agreement and the Ambac Assurance Notes do not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under (i) any indenture, loan agreement, lease, guarantee, mortgage or other agreement or instrument, or (ii) any order, writ, judgment, award, injunction or decree known to me to which Ambac Assurance is a party or by which it is bound or to which any of its properties or assets are subject, except for such conflicts, breaches or defaults, which individually or in the aggregate, would not have any Material Adverse Effect and would not have a material adverse effect on the legality, validity, binding effect or enforceability of the Credit Agreement or the Ambac Assurance Notes.

(6)    No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Ambac Assurance of the Credit Agreement or any Ambac Assurance Note.

(7)    The Credit Agreement and the Ambac Assurance Notes have been duly executed and delivered on behalf of Ambac Assurance.

A copy of this opinion letter may be delivered by each of you to any Eligible Assignee in connection with and at the time of any assignment and delegation by either of you as a Lender to such Eligible Assignee of a portion of your Loans and Commitment in accordance with the provisions of the Credit Agreement and such Eligible Assignee may rely on the opinions expressed above with respect to the Credit Agreement, as if this opinion letter were addressed and delivered to such Eligible Assignee on the date hereof.

This opinion letter speaks only as of the date hereof. I do not assume, and I expressly disclaim, any responsibility to advise any of you or any other person who is permitted to rely on any opinion expressed herein as specified in the next preceding paragraph of any change of law or fact that may occur after the date of this opinion letter even though such change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter.

This opinion is given pursuant to the Credit Agreement and in connection with the Loan Documents and is not to be relied upon for any other purpose.

Very truly yours,

Kevin J. Doyle
Managing Director and
General Counsel

EXHIBIT G

[Form of Opinion of DeWitt Ross & Stevens]

                    , 2002

The Bank of Nova Scotia
individually and as the
Administrative Agent
(as defined below)
One Liberty Plaza
New	York, New York 10006

RE: Ambac Assurance Corporation

Ladies and Gentlemen:

This opinion is delivered to you pursuant to Section 3.01(d)(ix) of the Credit Agreement dated as of August 1, 2002, (the “Credit Agreement”) among Ambac Financial Group, Inc., a Delaware corporation (“Ambac Financial”), Ambac Assurance Corporation, a Wisconsin stock insurance corporation (“Ambac Assurance”; together with Ambac Financial, the “Borrowers”), the various commercial lending institutions as are or may become parties thereto (collectively, the “Lenders”), The Bank of New York, as Syndication Agent and The Bank of Nova Scotia, as Administrative Agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, terms to which meanings are ascribed in the Credit Agreement are used herein with such meanings.

We have acted as special counsel for Ambac Assurance in connection with the preparation, execution and delivery of the Credit Agreement.

In that connection, we have examined:

1.	the Credit Agreement;

2.	the Notes dated the date hereof, executed by Ambac Assurance and payable to each of you as Lenders (the “Ambac Assurance Notes”);

3.	the Restated Articles of Incorporation of Ambac Assurance and all amendments thereto (the “Charter”);

4.	the Restated Bylaws of Ambac Assurance and all amendments thereto (the “Bylaws”); and

5.	the Certificate of Authority issued to Ambac Assurance by the Office of the Commissioner of Insurance for the State of Wisconsin.

We have examined the originals, or copies certified to our satisfaction, of such other corporate records of Ambac Assurance, certificates of public officials and of officers of Ambac Assurance and Ambac Financial and agreements, instruments and other documents, as we have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied, to the extent we deemed appropriate, upon certificates of Ambac Assurance and Ambac Financial or their respective officers, or of public officials. We have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Lenders and the Administrative Agent. We have assumed the due execution and delivery of the Credit Agreement and the Ambac Assurance Notes, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

QUALIFICATIONS AND ASSUMPTIONS

(1)    We are qualified to practice law in the State of Wisconsin and the opinions expressed herein relate solely to the laws of the State of Wisconsin and are limited to the presently existing statutes of the State of Wisconsin and the published decisions of the State of Wisconsin and federal courts.

(2)    We assume that Ambac Financial is a Delaware corporation and wholly owns the outstanding capital stock of Ambac Assurance, which fact has been certified to us by Ambac Financial.

(3)    The insurance laws of the State of Wisconsin govern the activities of Ambac Assurance and the agreements, transactions and other activities between Ambac Assurance and its affiliates, including Ambac Financial. The opinions set forth below are limited to the agreements and other documents specified herein and no opinion is rendered herein regarding any agreements or transactions between Ambac Assurance and its affiliates, including Ambac Financial.

OPINION

Based solely upon the foregoing and subject to the qualifications and assumptions stated above, in our opinion:

(1)    Ambac Assurance is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Ambac Assurance is licensed as an insurance company by the Office of the Commissioner of Insurance of the State of Wisconsin.

(2)    The execution, delivery and performance by Ambac Assurance of the Credit Agreement and the Ambac Assurance Notes: (a) are within Ambac Assurance’s corporate powers and have been duly authorized by all necessary corporate action on the part of Ambac Assurance; and (b) do not violate or contravene the Charter or Bylaws of Ambac Assurance or any laws or regulations of the State of Wisconsin.

(3)    No authorization, approval or other action by and no notice to or filing with the Office of the Commissioner of Insurance of the State of Wisconsin or any other Wisconsin governmental authority or regulatory body is required for the due execution, delivery and performance by either Borrower of the Credit Agreement or any Ambac Assurance Note.

(4)    a.    The New York governing law clauses of the Credit Agreement and the Ambac Assurance Notes to which Ambac Assurance is a party are valid under the law of the State of Wisconsin.

b.    Under the law of the State of Wisconsin, the law of the State of New York will be applied to the Loan Documents to which Ambac Assurance is a party, except to the extent that any term of such documents or any provision of the law of the State of New York applicable to such document violates an important public policy of the State of Wisconsin. We have no reason to believe that any such term violates an important public policy of the State of Wisconsin.

(5)    Assuming that the Credit Agreement and the Ambac Assurance Notes are legal, valid, binding and enforceable under the law of the State of New York, the Credit Agreement and the Ambac Assurance Notes constitute the legal, valid and binding obligations of Ambac Assurance, and are enforceable against Ambac Assurance in accordance with their respective terms.

The opinions set forth above are subject to the following qualifications:

a.    Our opinion in Paragraph 5 is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors’ rights generally.

b.    Our opinion in Paragraph 5 above is also subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in proceeding in equity or at law).

Kevin J. Doyle, Managing Director and General Counsel, Specialized Finance, of Ambac Assurance may rely on the opinions above for the purpose of rendering his opinion letter pursuant to Section 3.01(d)(viii) of the Credit Agreement on the date hereof. In addition, a copy of this opinion letter may be delivered by each of you to any Eligible Assignee in connection with and at the time of any assignment and delegation by either of you as a Lender to such Eligible Assignee of a portion of your Loans and Commitment in accordance with the provisions of the Credit Agreement, and such Eligible Assignee may rely on the opinions expressed above with respect to the Credit Agreement as if this opinion letter were addressed and delivered to such Eligible Assignee on the date hereof.

This opinion letter speaks only as of the date hereof. We do not assume, and we expressly disclaim, any responsibility to advise any of you or any other person who is permitted to rely on any opinion expressed herein as specified in the next preceding paragraph of any change of law or fact that may occur after the date of this opinion letter even though such change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter.

This opinion is given pursuant to the Credit Agreement and in connection with the Loan Documents and is not to be relied upon for any other purpose.

Very truly yours,

DEWITT ROSS & STEVENS S.C.

Paul A. Croake

EXHIBIT H
FORM OF OPINION OF
SHEARMAN & STERLING

[Effective Date]

To each of the Lenders listed on
Schedule I hereto and
The Bank of Nova Scotia,
as Administrative Agent

Ambac Financial Group, Inc. and Ambac Assurance Corporation

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(d)(x) of the Credit Agreement dated as of August 1, 2002 (the “Credit Agreement”), among Ambac Financial Group, Inc. and Ambac Assurance Corporation (the “Borrowers”), the Lenders parties thereto, The Bank of New York, as Syndication Agent, and The Bank of Nova Scotia, as Administrative Agent for said Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

We have acted as special New York counsel for the Borrowers in connection with the preparation, execution and delivery of the Credit Agreement.

In that connection, we have examined:

(1)    The Credit Agreement.

(2)    The documents furnished by each Borrower pursuant to Article III of the Credit Agreement, including the Notes furnished by each Borrower thereunder on the date hereof (for purposes of this opinion letter, the “Notes”).

We have also examined the originals, or copies certified to our satisfaction, of such certificates of officers of each Borrower and agreements, instruments, other documents, as we have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates of each Borrower

In our examination of the documents, certificates and instruments referred to above, we have assumed the authenticity of all such documents, certificates and instruments submitted to us as originals, the genuineness of all signatures, the due authority of the parties executing such documents, certificates and instruments, and the conformity to the originals of all such documents, certificates or instruments submitted to us as copies. We have also assumed, without independent investigation, that (a) each Borrower (i) is a corporation duly formed and validly existing under the laws of the state of its formation and (ii) has full power and authority to enter into and perform its obligations under the Credit Agreement and the Notes, (b) the execution, delivery and performance by each Borrower of the Credit Agreement and the Notes have been duly authorized by all necessary board, company, member, manager or officer action and do not violate or contravene any law, rule or regulation applicable to either Borrower or any agreement, instrument or other document binding on or affecting either Borrower or any constituent document of either Borrower, (c) no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other Person is required for the due execution, delivery or performance by either Borrower of the Credit Agreement or the Notes, or if any such authorization, approval, action, notice or filing is required therefor, it has been duly obtained or made and is in full force and effect, (d) the Credit Agreement has been duly executed and delivered, with all necessary power and authority (corporate and otherwise), by each of you, and (e) the Credit Agreement and the Notes have been duly executed and delivered on behalf of such Borrower.

Based upon the foregoing and upon such investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Credit Agreement is, and if an Advance were made, each of the Notes evidencing such Advance would be, the legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms.

Our opinion above is subject to the following qualifications:

(a)    Our opinion is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors’ rights generally.

(b)    Our opinion is also subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)    We express no opinion (i) as to the enforceability of the indemnification provisions set forth in Section 8.04(b) of the Credit Agreement to the extent enforcement thereof is contrary to the public policy regarding exculpation of criminal violations, intentional harm and acts of gross negligence or recklessness and (ii) as to the effect of the law of any jurisdiction other than the State of New York wherein any Lender may be located or wherein enforcement of the Credit Agreement or the Notes may be sought that limits the rates of interest legally chargeable or collectible.

Our opinion is limited to the law of the State of New York and the federal law of the United States, and we do not express any opinion herein concerning any other law.

A copy of this opinion letter may be delivered by each of you to any Eligible Assignee in connection with and at the time of any assignment and delegation by any of you as a Lender to such Eligible Assignee of a portion of your Advances and Commitment in accordance with the provisions of the Credit Agreement, and such Eligible Assignee may rely on the opinion expressed above with respect to the Credit Agreement as if this opinion letter were addressed and delivered to such Eligible Assignee on the date hereof.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise any of you or any other Person who is permitted to rely on the opinion expressed herein as specified in the next preceding paragraph of any development or circumstance of any kind including any change of law or fact that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter. Accordingly, any Lender relying on this opinion letter at any time should seek advice of its counsel as to the proper application of this opinion letter at such time.

Very truly yours,